SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Sixth Amendment”) is made and entered into as of April 22, 2010 by and between BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into that certain Purchase and Sale Agreement dated effective March 5, 2010 (as amended by that certain First Amendment to Purchase and Sale Agreement dated March 22, 2010, and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated March 24, 2010, and as further amended by that certain Third Amendment to Purchase and Sale Agreement dated March 25, 2010, and as further amended by that certain Fourth Amendment to Purchase and Sale Agreement dated March 26, 2010, and as further amended by that certain Fifth Amendment to Purchase and Sale Agreement dated April 12, 2010, the "Agreement"); and

WHEREAS, the Parties now wish to further amend the Agreement on the terms and conditions set forth more fully below.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged by the Parties, Seller and Purchaser agree to amend the Agreement as follows:

1.           Paragraph 5 of the Fourth Amendment to the Purchase and Sale Agreement dated March 26, 2010, as amended by the Fifth Amendment to the Purchase and Sale Agreement dated April 12, 2010, is hereby deleted in its entirety and replaced with the following:

Notwithstanding the passage of the Due Diligence Expiration Date, on or before 12:00 noon, on that day which is thirty-three (33) days following the date of the Determination Letter (as hereinafter defined), time being of the essence, Purchaser shall have the right to terminate the Agreement on written notice to Seller if, and only if, an appeal contesting the Determination Letter has been filed.  Additionally, in the event that the Determination Letter has not been received by 5:00 p.m. EST on May 20, 2010, time being of the essence, then Purchaser shall have the right to terminate this Agreement on written notice to Seller no later than 5:00 p.m. EST on May 21, 2010, time being of the essence.  In the event that Purchaser exercises a right of termination under this Paragraph 5, the Agreement shall terminate and the Earnest Money Deposit shall be delivered to Purchaser, and, thereupon, neither Party shall have any further rights or obligations to the other hereunder except for those obligations which expressly survive termination of the Agreement.  The “Determination Letter” shall mean an Administrative Determination (pursuant to Section 3.1 of the Durham Unified Development Ordinance) from the City of Durham, Department of Planning, confirming the understandings identified by letter from William J. Brian, Esq.

2.           Section 7(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

(b)              Lender’s Consent Termination.  Subject to Section 7(b)(i) below, in the event that the Lender’s Consent has not been received by the Parties on or before the Lender’s Consent Expiration Date, time being of the essence, Purchaser shall have the right, in its sole discretion, so long as the Lender’s Consent has not been received, to terminate this Agreement by delivering written notice thereof to Seller of its election to terminate on or before 5:00 p.m. EST on August 3, 2010, time being of the essence.  In the event that Purchaser timely delivers such written notice of termination to Seller, and provided that Seller does not timely deliver to Purchaser the Rejection of Termination Letter (as defined in Section 7(b)(i) below), the Earnest Money Deposit shall be returned to Purchaser, and the Parties shall thereafter be released from all obligations under this Agreement except those which expressly survive termination of this Agreement.  Notwithstanding the foregoing, Purchaser’s right to terminate this Agreement pursuant to this Section 7(b) is expressly conditioned upon Purchaser’s compliance with its obligations under this Agreement with respect to the Loan Assumption.

(i)         August Closing.  In the event that either (i) Purchaser does not timely terminate this Agreement in accordance with Section 7(b) above, or (ii) Purchaser does send notice of its election to terminate this Agreement in accordance with Section 7(b) above, but Seller thereafter delivers written notice to Purchaser of Seller’s rejection of the termination notice (the “Rejection of Termination Letter”), no later than 5:00 p.m. EST on August 5, 2010, time being of the essence, the Agreement shall not terminate, the Parties shall continue to diligently pursue the Lender’s Consent and to proceed to Closing, and the following shall apply:

(A) In the event that the Closing occurs prior to the August 5 Payment (as that term is defined in subsection (B) below), Seller shall pay to Purchaser, at Closing, fifty (50%) percent of the estimated Net Building Cash Flow (as that term is immediately hereinafter defined) for that portion of the month of August 2010 during which Seller was the beneficial owner of the Property, to be reasonably determined by Seller.  “Net Building Cash Flow” shall mean the net cash flow from the Building calculated as collected rents and other charges under the Leases LESS all Building expenses, including, without limitation, operating expenses, taxes, insurance and debt service of the Loan.  The Parties acknowledge, for illustrative purposes only, that the estimated Net Building Cash Flow for the month of August 2010 (estimated as of the date of this Amendment) is Two Hundred Thousand and 00/100 Dollars ($200,000).

(B)      Provided that the Closing has not yet occurred, then on August 5, 2010, Seller shall pay to Purchaser fifty (50%) percent of the sum equal to seventy-five percent (75%) of the estimated Net Building Cash Flow for the entire month of August 2010, to be reasonably determined by Seller (the “August 5 Payment”).

(C) In the event that Closing occurs following the August 5 Payment but prior to the August 25 Payment (as that term is defined in subsection (D) below), then there shall be either (1) a credit in favor of Seller at Closing equal to the amount by which the August 5 Payment exceeds fifty (50%) percent of the estimated Net Building Cash Flow for that portion of the month of August 2010 during which Seller was the beneficial owner of the Property (as reasonably determined by Seller), or (2) a credit in favor of Purchaser at Closing equal to the amount by which fifty (50%) percent of the estimated Net Building Cash Flow for that portion of the month of August 2010 during which Seller was the beneficial owner of the Property (as reasonably determined by Seller) exceeds the August 5 Payment.

(D)                 Provided that the Closing has not yet occurred, then on August 25, 2010, Seller shall determine the actual Net Building Cash Flow for the month of August 2010 and shall pay to Purchaser the amount by which fifty (50%) percent of such actual Net Building Cash Flow exceeds the August 5 Payment (the “August 25 Payment”).

(E) In the event that the Closing occurs after the August 25 Payment but on or before August 31, 2010, Seller shall be entitled to a credit against the Purchase Price equal to fifty (50%) percent of the actual Net Building Cash Flow for that portion of the month of August 2010 during which Purchaser is the beneficial owner of the Property.

3.           The following is hereby added to the Agreement as Section 7(c):

(c)              August 31 Termination Right.  In the event that the Lender’s Consent has not been received by the Parties on or before 5:00 p.m. EST on August 31, 2010, time being of the essence, either Party shall have the right, in its respective sole discretion, so long as the Lender’s Consent has not been received, to terminate this Agreement by delivering written notice thereof to the other Party, in which case the Earnest Money Deposit shall be returned to Purchaser, the August 5 Payment and the August 25 Payment shall belong to Purchaser, and the Parties shall thereafter be released from all obligations under this Agreement except those which expressly survive termination of this Agreement.  Notwithstanding the foregoing, each Party’s respective right to terminate this Agreement pursuant to this Section 7(c) is expressly conditioned upon such Party’s compliance with its obligations under this Agreement with respect to the Loan Assumption.  Nothing contained in this Agreement shall be construed to entitle Purchaser to Net Building Cash Flow (or any portion thereof) beginning September 1, 2010 until Closing or termination of this Agreement.

4.           In the event of a Purchaser Closing Default, Seller shall be entitled to the immediate return of the August 5 Payment (if paid) and the August 25 Payment (if paid), in addition to such other rights and remedies as provided for in the Agreement.

5.           The definition of the term “Lender” is amended such that “Lender” shall mean Bank of America, N.A., as assignee and successor trustee to Wells Fargo Bank, N.A., as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2006-GG6, as assignee of Greenwich Capital Financial Products, Inc.   The definitions of “Deed of Trust” and “Assignment of Leases” are each hereby amended to incorporate an express reference to their assignment to Bank of America, N.A. pursuant to that certain Assignment of Deed of Trust, Assignment of Leases and Rents and Security Agreement and Assignment of Assignment of Leases and Rents, dated effective as of June 30, 2009 and recorded on March 29, 2010 in Book 6442, page 450 in the Registry.   The definition of the “Local UCC” is hereby amended to incorporate an express reference to its assignment to Bank of America, N.A. pursuant to that certain UCC Financing Statement Amendment recorded in Book 6442, page 454 of the Registry.  The remainder of the Agreement is hereby amended to reflect the assignment by Wells Fargo Bank, N.A., and the assumption by Bank of America, N.A., of the Loan and Loan Documents, as the context reasonably requires.

6.           Except as modified by this Sixth Amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed by Seller and Purchaser.

7.           This Sixth Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the Parties, and all of which shall be construed together as a single instrument.  The Parties executing this Sixth Amendment may sign separate signature pages and it shall not be necessary for all Parties to sign all signature pages, but rather the signature pages may be combined.  Facsimile or .PDF file signatures shall be as binding as original signatures.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, Seller and Purchaser have executed this Sixth Amendment as of April 22, 2010.

SELLER: BRICKMAN DURHAM LLC, a Delaware limited liability company By: Title:

IN WITNESS WHEREOF, Seller and Purchaser have executed this Sixth Amendment as of April 22, 2010.

PURCHASER: HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership By: Hines Global REIT, Inc., its general partner By: Name: Title: